Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

FOSSIL, INC. REPORTS SECOND QUARTER RESULTS

Second Quarter Net Sales and Diluted Earnings Per Share Continue at Record Levels

Constant Dollar Net Sales Rise 18.1%

Diluted Earnings Per Share Increase 15.0% to $0.92

Richardson, TX. August 7, 2012 — Fossil, Inc. (Nasdaq GS: FOSL) (the “Company”) today reported second quarter net sales and earnings for the thirteen-week (“Second Quarter”) and twenty-six week (“Six Month Period”) periods ended June 30, 2012.

Second Quarter Results (2012 vs 2011):

•	Net sales increased 14.3% to $636.1 million compared to $556.7 million;

•	Gross profit rose 14.2% to $356.4 million, compared to $312.0 million, and remained unchanged at 56.0% of net sales;

•	Operating income increased 2.1% to $88.1 million, or 13.8% of net sales, compared to $86.3 million, or 15.5% of net sales;

•	Income before income taxes increased 7.8% to $88.1 million, or 13.8% of net sales, compared to $81.7 million or 14.7% of net sales;

•	Net income attributable to Fossil, Inc. increased 11.6% to $57.3 million compared to $51.4 million; and

•	Diluted earnings per share rose 15.0% to $0.92 on 62.1 million shares compared to $0.80 on 64.1 million shares.

Six Month Period Results (2012 vs 2011):

•	Net sales increased 12.1% to $1.23 billion compared to $1.09 billion;

•	Gross profit increased 11.7% to $685.3 million, or 55.9% of net sales, compared to $613.8 million, or 56.1% of net sales;

•	Operating income decreased 4.4% to $171.0 million, or 13.9% of net sales, compared to $178.8 million, or 16.4% of net sales;

•	Income before income taxes increased 1.0% to $172.7 million, or 14.1% of net sales, compared to $170.9 million or 15.6% of net sales;

•	Net income attributable to Fossil, Inc. increased 7.7% to $115.5 million compared to $107.2 million; and

•	Diluted earnings per share increased 12.0% to $1.86 on 62.3 million shares compared to $1.66 on 64.5 million shares.

“Our better-than-expected Second Quarter performance resulted in double-digit increases in sales and earnings, representing another record performance for the Company and highlighted several noteworthy accomplishments toward our near and long term goals,” stated Mike Kovar, Executive Vice President and Chief Financial Officer. “Across each of our geographical segments we experienced acceleration in wholesale sales growth in comparison to our first quarter of 2012. Constant dollar sales of watches worldwide increased by 23.2% and included contributions from almost all major brands, including SKAGEN®. In Asia, we saw constant dollar sales grow by 27.2% demonstrating the success of our investments in this opportunity and the heightened consumer demand for FOSSIL® and our multi-brand watch portfolio. We believe we are well positioned in the second half of the year to execute our growth strategies and capitalize on our owned infrastructure and exceptional talent to further advance our market penetration for fashion watches and accessories worldwide.”

Operating Results

The translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by approximately $21.4 million and $28.7 million during the Second Quarter and Six Month Period, respectively. The following discussion of the Company’s net sales only analyzes the constant dollar performance of the Company’s business.

Worldwide net sales rose 18.1% with each of the Company’s wholesale segments reporting increased sales growth rates as compared to the fiscal 2012 first quarter. The Company’s acquisition of Skagen Designs, Ltd. and certain of its international affiliates (“Skagen”) on April 2, 2012 contributed $25.2 million toward overall sales during the Second Quarter. On an organic basis, excluding sales related to SKAGEN branded products, worldwide net sales increased 13.5% for the Second Quarter. Global watch sales led the Company’s Second Quarter sales growth, increasing 17.1%, or $68.5 million while the Company’s leather business grew 8.2%, or $7.5 million, primarily related to the Company’s direct to consumer channel. For the Six Month Period, consolidated net sales increased by 14.7%, or $160.7 million, representing sales growth in each of the Company’s global wholesale and direct to consumer businesses.

During the Second Quarter, net sales from the North America wholesale segment rose 18.2%, or $38.7 million, in comparison to the prior fiscal year second quarter. This sales growth was primarily attributable to a 25.2%, or $39.5 million, increase in watch sales, including $10.8 million of sales related to SKAGEN branded products. Sales from the Company’s jewelry business also favorably impacted the Second Quarter, increasing 95.1%, or $4.4 million, primarily the result of the continued roll-out of the MICHAEL KORS® jewelry line. These sales gains were partially offset by a decrease in the Company’s leather business of 9.2%, or $4.0 million. During the Second Quarter, excluding sales of SKAGEN branded products, U.S. wholesale sales increased 14.7%, or $24.5 million, in comparison to the prior fiscal year second quarter. Additionally, shipments from the Company’s subsidiaries in Canada and Mexico increased 23.5% and 65.2%, respectively, during the Second Quarter.

Europe wholesale net sales increased 14.0%, or $19.9 million, during the Second Quarter as compared to the prior fiscal year second quarter, inclusive of a $9.2 million contribution from sales of SKAGEN branded products. Excluding SKAGEN branded products, sales growth of 7.5% was primarily attributable to a 13.0%, or $13.5 million, increase in watch shipments, partially offset by an 11.4%, or $2.7 million, decrease in the jewelry business. Sales to third party distributors also favorably impacted the Second Quarter, recording a 10.3% sales increase, or $2.9 million, as compared to the prior fiscal year second quarter.

Asia Pacific wholesale net sales rose 27.2%, or $18.6 million, during the Second Quarter in comparison to the prior fiscal year second quarter, including $3.0 million of sales of SKAGEN branded products. Excluding sales of SKAGEN branded products and sales generated from the Company’s assembly operations, net sales grew 24.6%, largely attributable to increased watch sales of $14.5 million. Sales in the Company’s strategically identified markets of South Korea, Japan and China increased by 29.2% during the Second Quarter.

Direct to consumer net sales for the Second Quarter increased by 17.7%, or $23.7 million, in comparison to the prior fiscal year second quarter, primarily the result of an 11.2% increase in the average number of company-owned stores open during the Second Quarter and comparable store sales gains of 1.8%. The 1.8% comparable store sales gain represents the 17th consecutive quarter of positive comparable store increases and comes on top of comparable store sales gains of 22% and 15% in the second quarter of fiscal 2011 and 2010, respectively.

Gross profit of $356.4 million in the Second Quarter represented a 14.2% increase in comparison to $312.0 million in the prior fiscal year second quarter. Gross profit margin remained constant at 56.0% in the Second Quarter as compared to the prior fiscal year second quarter. Foreign currency exchange rate changes negatively impacted gross profit margin by approximately 90 basis points during the Second Quarter. Excluding the impact of currency, gross profit margin was favorably impacted by increases in the sales mix of higher margin watch products versus leather products, select price increases across certain watch businesses and an increase in the mix of sales from higher margin Asia Pacific wholesale sales. Partially offsetting these positive influences on gross profit margin was an increase in factory labor costs. For the Six Month Period, gross profit margin decreased by 20 basis points to 55.9% compared to 56.1% in the prior fiscal year period. Foreign currency exchange rate changes negatively impacted gross profit margin by approximately 60 basis points in comparison to the same period in fiscal year 2011. Excluding the impact of currency, gross profit margin was favorably impacted by factors similar to those experienced during the Second Quarter, partially offset by increases in factory labor costs and certain watch component costs.

Operating expenses, expressed as a percentage of net sales, increased to 42.2% in the Second Quarter compared to 40.5% in the prior fiscal year second quarter. Total operating expenses in the Second Quarter increased by $42.6 million, primarily as a result of increased costs associated with sales growth. For the Second Quarter, operating expenses were favorably impacted by approximately $8.7 million as a result of the translation of foreign-based expenses into U.S. dollars. Non-recurring costs associated with the Skagen acquisition amounted to $1.2 million during the Second Quarter. This amount included acquisition and transition related costs of $5.6 million, partially offset by a $4.4 million favorable gain resulting from a Second Quarter mark to market valuation adjustment of a Skagen-related contingent purchase price liability. The mark to market valuation was triggered by the decline in the Company’s stock price from the date of the acquisition to the end of the Second Quarter. On a constant dollar basis and excluding non-recurring expenses related to the Skagen acquisition, operating expense increases were primarily related to the addition of Skagen operating costs, expenses associated with the increase in the number of Company-owned retail stores and expense increases across the Company’s wholesale segments. Increased expense levels in the wholesale segments were primarily attributable to the continuing strategic investments in the Company’s Asia Pacific segment, primarily related to headcount additions and concession related costs. Additionally, the Company recorded approximately $4.7 million of expenses in the Second Quarter in connection with legal costs and accruals related to the expected settlement amount of routine business litigation. For the Six Month Period, operating expenses expressed as a percentage of net sales increased to 42.0% compared to 39.8% in the prior fiscal year period and included an $11.1 million favorable impact from the translation of foreign-based expenses due to a stronger U.S. dollar. On a constant dollar basis, operating expenses for the Six Month Period increased by $90.5 million as compared to the same period of fiscal year 2011, with increases across all of the Company’s operating segments, primarily the result of the same factors that impacted the Second Quarter.

Operating income increased $1.8 million, or 2.1%, in the Second Quarter compared to the prior fiscal year second quarter. As a percentage of net sales, operating income decreased to 13.8% of net sales in the Second Quarter compared to 15.5% of net sales in the prior fiscal year second quarter, primarily as a result of decreased operating expense leverage. During the Second Quarter, operating income was negatively impacted by approximately $9.2 million as a result of the translation of foreign-based sales and expenses into U.S. dollars. During the Six Month Period, operating profit margin decreased to 13.9% as compared to 16.4% in the prior fiscal year period. The Company’s operating income for the Six Month Period included approximately $12.2 million of net currency losses related to the translation of foreign-based sales and expenses into U.S. dollars.

Other income (expense)-net increased favorably by $5.4 million and $11.0 million during the Second Quarter and Six Month Period, respectively, in comparison to the applicable prior fiscal year periods. These increases were primarily driven by net foreign currency gains during the current fiscal year periods in comparison to net losses in the respective prior fiscal year periods resulting from mark-to-market, hedging and other transactional activities. At prevailing foreign currency exchange rates, the Company estimates that outstanding forward contracts with scheduled settlement dates in the second half of fiscal year 2012 would result in hedge gains of approximately $4.2 million and $4.7 million, respectively, in the third and fourth quarters of fiscal year 2012.

The Company’s income tax expense for the Second Quarter was $27.7 million, resulting in an effective income tax rate of 31.4%. For the comparable prior fiscal year second quarter, income tax expense was $27.7 million, resulting in an effective income tax rate of 33.9%. Income tax expense was $51.2 million for the Six Month Period, resulting in an effective tax rate of 29.7%. For the comparable six month fiscal year 2011 period, income tax expense was $58.9 million, resulting in an effective tax rate of 34.4%. The Company estimates its effective income tax rate over the balance of fiscal year 2012 will approximate 31%, excluding any discrete events.

Second Quarter net income attributable to Fossil, Inc. increased by 11.6% to $57.3 million, or $0.92 per diluted share, inclusive of an unfavorable $0.04 per diluted share decrease related to foreign currency. For the Six Month Period, net income attributable to Fossil, Inc. of $115.5 million, or $1.86 per diluted share, represented a 7.7% increase compared to the $107.2 million, or $1.66 per diluted share, earned during the comparable prior fiscal year period. Net income attributable to Fossil, Inc. for the Six Month Period included net foreign currency losses of $0.02 per diluted share.

Selected Balance Sheet Information

At June 30, 2012, cash, cash equivalents and securities available for sale totaled $139.0 million, compared to $332.2 million at the end of the prior fiscal year second quarter, and the Company had $113.1 million of debt. The decrease in cash and increase in debt over the last twelve months was primarily related to the acquisition of Skagen during the Second Quarter and the continuation of the Company’s stock repurchase plan. Since the end of the prior fiscal year second quarter, the Company has repurchased approximately 2.5 million shares of its common stock at an aggregate cost of $233.7 million. During the period from the announcement of the Company’s $750 million buyback authorization in August 2010 until the end of the Second Quarter, the Company has repurchased approximately $568.3 million of its common stock, representing approximately 7.5 million shares.

Inventory at June 30, 2012 was $524.4 million, representing an increase of 16.4% from the July 2, 2011 balance of $450.7 million. Accounts receivable remained relatively constant at $226.4 million at June 30, 2012 compared to $226.1 million at July 2, 2011. Days sales outstanding for the Company’s wholesale segments for the Second Quarter was 41 days in comparison to 47 days in the prior fiscal year second quarter.

Net Sales and Earnings Estimates

As it relates to net sales for the second half of fiscal 2012, historically the Company has experienced balanced growth between its fiscal third and fourth quarters. However this year, given an earlier end to the third quarter versus last year, the Company expects some shift of sales from the third quarter into the fourth quarter. The Company also expects Skagen related sales increases to be more impactful in the fourth quarter as it completes the transition of Skagen’s third party distributor businesses into the Company’s subsidiary environment early in fourth quarter. Accordingly, for the third quarter the Company expects reported net sales to increase approximately 11% with constant dollar net sales increasing 15%. For the fourth quarter, The Company expects reported net sales to increase approximately 16%, with constant dollar net sales increasing 18%.

The Company is introducing earnings guidance on a reported basis and an adjusted basis. Guidance on an adjusted basis excludes non-recurring costs associated with the acquisition of Skagen. A reconciliation of guidance on a generally accepted accounting principles (“GAAP”) basis to an adjusted basis is presented in tabular form in this earnings release. The Company currently expects third quarter reported diluted earnings per share in a range of $1.09 to $1.11, with adjusted earnings per share in a range of $1.15 to $1.17. The Company expects fiscal year 2012 reported diluted earnings per share in a range of $5.20 to $5.25, with adjusted earnings per share of $5.29 to $5.34.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, difficulties in integrating the recently acquired Skagen businesses, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes and clothing. In the watch and jewelry product categories, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 120 countries worldwide through 26 Company-owned foreign sales subsidiaries and a network of approximately 60 independent distributors. The Company also distributes its products in over 400 Company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company are also available.

Consolidated Income Statement Data (in millions except for per share data):	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended	For the 26 Weeks Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales	$636.1	$556.7	$1,225.6	$1,093.6
Cost of sales	279.7	244.7	540.3	479.8

Gross profit	356.4	312.0	685.3	613.8
Selling and distribution expenses	196.3	164.6	377.7	323.0
General and administrative expenses	72.0	61.1	136.6	112.0

Operating income	88.1	86.3	171.0	178.8
Interest expense	1.4	0.7	2.2	0.9
Other income (expense) – net	1.4	(3.9)	3.9	(7.0)

Income before income taxes	88.1	81.7	172.7	170.9
Tax provision	27.7	27.7	51.2	58.9
Less: Net income attributable to noncontrolling interest	3.1	2.6	6.0	4.8

Net income attributable to Fossil, Inc.	$57.3	$51.4	$115.5	$107.2

Basic earnings per share	$0.93	$0.81	$1.87	$1.68

Diluted earnings per share	$0.92	$0.80	$1.86	$1.66

Weighted average shares outstanding:
Basic	61.7	63.4	61.7	63.7

Diluted	62.1	64.1	62.3	64.5

Consolidated Balance Sheet Data (in millions):	June 30, 2012	July 2, 2011
Working capital	$726.5	$805.4
Cash, cash equivalents and securities available for sale	139.0	332.2
Accounts receivable	226.4	226.1
Inventories	524.4	450.7
Total assets	1,709.5	1,493.6
Short-term debt	7.2	8.9
Long-term debt	105.9	4.8
Deferred taxes and other long-term liabilities	240.6	103.0
Stockholders’ equity	1,144.8	1,045.1

Business Segment Sales (in millions):	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Wholesale:
North America	$249.8	$213.1	39.3%	38.3%
Europe	147.7	141.8	23.2%	25.4%
Asia Pacific	84.4	67.9	13.3%	12.2%

Total wholesale	481.9	422.8	75.8%	75.9%

Direct to consumer	154.2	133.9	24.2%	24.1%

Total net sales	$636.1	$556.7	100.0%	100.0%

Business Segment Sales (in millions):	Amounts For the 26 Weeks Ended		Percentage of Total For the 26 Weeks Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Wholesale:
North America	$474.8	$419.8	38.8%	38.4%
Europe	300.7	293.6	24.5%	26.8%
Asia Pacific	161.0	132.1	13.1%	12.1%

Total wholesale	936.5	845.5	76.4%	77.3%

Direct to consumer	289.1	248.1	23.6%	22.7%

Total net sales	$1,225.6	$1,093.6	100.0%	100.0%

Constant Currency Financial Information

The following table presents the Company’s business segment sales on a constant currency basis. To calculate net sales on a constant currency basis, net sales for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the actual effective rates during the comparable period of the prior year.

(in millions)	Net Sales For the 13 Weeks Ended June 30, 2012			Net Sales For the 26 Weeks Ended June 30, 2012
	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Wholesale:
North America	$249.8	$(2.0)	$251.8	$474.8	$(2.9)	$477.7
Europe	147.7	(14.0)	161.7	300.7	(19.9)	320.6
Asia Pacific	84.4	(2.0)	86.4	161.0	(1.8)	162.8

Total wholesale	481.9	(18.0)	499.9	936.5	(24.6)	961.1

Direct to consumer	154.2	(3.4)	157.6	289.1	(4.1)	293.2

Total net sales	$636.1	$(21.4)	$657.5	$1,225.6	$(28.7)	$1,254.3

Non-GAAP Financial Information

The information below has been presented on a GAAP basis and on an adjusted basis which excludes the impact of costs related to the acquisition of Skagen. These adjusted presentations are non-GAAP financial measures. Management believes these measures provide investors with useful supplemental information regarding the Company’s underlying business trends and the performance of the Company’s ongoing operations and are useful for period-over-period comparisons of such operations. In addition, management uses these non-GAAP financial measures internally in its budgeting and review process.

While management believes that these non-GAAP financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

	For the 13 Weeks Ended June 30, 2012		For the 26 Weeks Ended June 30, 2012
	Amounts (in millions)	As a Percentage of Net Sales	Amounts (in millions)	As a Percentage of Net Sales
Pretax income, as reported under GAAP	$88.1	13.9%	$172.7	14.1%
Skagen acquisition items:
Acquisition related transaction and transition costs	5.6	0.9%	6.2	0.5%
Mark-to-market of liability related to contingent purchase price	(4.4)	(0.7%)	(4.4)	(0.4%)

Pretax income, as adjusted	$89.3	14.0%	$174.5	14.2%

	For the 13 Weeks Ended June 30, 2012	For the 26 Weeks Ended June 30, 2012	Guidance for the 13 Weeks Ending September 29, 2012	Guidance for the Fiscal Year Ending December 29, 2012
Diluted earnings per share, as reported under GAAP	$0.92	$1.86	$1.09 – 1.11	$5.20 – 5.25
Skagen acquisition items (net of tax):
Acquisition related transaction and transition costs	0.06	0.07	0.06	0.14
Mark-to-market of liability related to contingent purchase price	(0.05)	(0.05)	—	(0.05)
Diluted earnings per share, as adjusted	$0.93	$1.88	$1.15 – 1.17	$5.29 – 5.34

END OF RELEASE